EXHIBIT (a)(3)

AMENDMENT TO

AGREEMENT AND DECLARATION OF TRUST

OF
OLD MUTUAL GLOBAL SHARES TRUST

The undersigned sole Trustee of the above Trust hereby re-designates the Series of the Trust established December 8, 2008 as follows:

“Old Mutual FTSE Developed Markets ex US Fund” shall be “GlobalShares FTSE Developed Countries ex US Fund”

“Old Mutual FTSE All-World Fund” shall be “GlobalShares FTSE All-World Fund”

“Old Mutual FTSE Emerging Markets Fund” shall be “GlobalShares FTSE Emerging Markets Fund”

“Old Mutual FTSE All-Cap Asia Pacific ex Japan Fund” shall be “GlobalShares FTSE All-Cap Asia Pacific ex Japan Fund”

“Old Mutual FTSE All-World ex US Fund” shall be “GlobalShares FTSE All-World ex US Fund”

All of the relative rights, preferences, privileges, limitations, restrictions and other relative terms of the Series shall not otherwise be affected hereby.

Dated: October 2 , 2009	By:	/s/ Betserai Tendai Musikavanhu

Betserai Tendai Musikavanhu